Exhibit (a)(6)

ARTICLES SUPPLEMENTARY
TO
ARTICLES OF INCORPORATION
OF
MANAGED MUNICIPAL FUND, INC.

Managed Municipal Fund, Inc., a Maryland company having its principal office in New York, New York (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that;

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: The Corporation is authorized to issue 55,000,000 shares of Common Stock, par value $0.001 per share, with an aggregate par value of $55,000.00. These Articles Supplementary do not change the total authorized shares of Common Stock of the Corporation or the aggregate par value thereof.

THIRD:  The total number of shares of Common Stock of the Corporation are allocated and classified as follows:

	Name of Class	Total Number of Shares Allocated
Managed Municipal Fund	Class A Shares	50,000,000
	Class I Shares	5,000,000

FOURTH: The shares of Common Stock of the Corporation redesignated and reclassified here shall be subject to all of the provisions of the Corporation's Charter relating to shares of stock of the Corporation generally and shall have the preferences, conversion and other rights, voting powers, restrictions, limitation as to dividends, qualifications, and terms and conditions of redemption set forth in Article SIXTH of the Corporation's Charter.

FIFTH: The foregoing amendments to the Articles of Incorporation are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by stockholders.

SIXTH: These Articles Supplementary shall be effective as of the later of the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary of record or August 13, 2010.

IN WITNESS WHEREOF, Managed Municipal Fund, Inc. has caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Company and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects and that this statement is made under the penalties of perjury.

Managed Municipal Fund, Inc.

By: /s/ R. ALAN MEDAUGH R. Alan Medaugh President Date: June 15, 2010 Attest: /s/ Margaret Beeler Margaret Beeler Secretary Date: June 15, 2010